Exhibit 99.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made as of September 10, 2007 (the “Amendment”), by and between Daniel R. Furth (the “Employee”) and Health Discovery Corporation, a Georgia corporation (the “Employer”).

RECITALS

A.    The Employer executed and delivered to Employee that certain Employment Agreement dated as of December 5, 2005 (the “Employment Agreement”). The Employment Agreement provides that Employer will employ Employee for a period of three (3) years, unless earlier terminated, under the terms and conditions set forth therein.

B.    The Employer and Employee agreed to amend the terms of compensation pursuant to that certain First Amendment to Employment Agreement dated as of August 1, 2007 (the “First Amendment”).

C.    The Employer entered into a Securities Purchase Agreement dated as of August 15, 2007 with several institutional and individual accredited investors, which resulted in an investment in the Employer in excess of $1,500,000.

D.    The Employer has requested, and the Employee has agreed to, an amendment to the terms of compensation evidenced by the Employment Agreement, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Employee agree as follows:

        1.    Section 3.1 shall be deleted and replaced with the following:
3.1    Salary. Employer shall pay Employee a base gross salary at the rate of $9,000 per month, payable in accordance with Employer’s customary payment policy.

2.    Effective Time. This Amendment shall become effective as of September 10, 2007.

3.    No Other Amendment or Waiver. The Employment Agreement, as amended by the First Amendment and by this Amendment, remains in full force and effect in accordance with its terms, and Employer and Employee hereby ratify and confirm the same.

4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.    Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, Employer and Employee have executed this Amendment as of the day and year first written above.

EMPLOYEE

/s/ Daniel R. Furth
Daniel R. Furth

HEALTH DISCOVERY CORPORATION

By: /s/ Stephen D. Barnhill
Name: Stephen D. Barnhill, M.D.
Title: CEO